SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                        Date of Report: February 26, 2001


                         21st CENTURY TECHNOLOGIES, INC.
             (Exact Name Of Registrant As Specified In Its Charter)

         Nevada                    00-29209                  48-1110566
 (State Of Incorporation)  (Commission File Number)   (IRS Identification No.)
  Employer


               2513E LOOP 8250 North, F T W, TX 76118 (Address Of
                    Registrant's Principal Executive Offices)

                                  817-284-0099
              (Registrant's Telephone Number, Including Area Code)


Item 2. Acquisition or Disposition of Assets

The Company completed negotiations for the purchase of a building and land at 5050 East Belknap Street, Haltom City, Texas 76117. The property consists of 38,512 square feet (first floor consisting of 8,100 square feet and second floor consisting of 8,100 square feet) and warehouse/production facilities (consisting of 22,312 square feet) situated on 2.38 acres of land. The Company will consolidate its manufacturing of its various subsidiaries, including Innovative Weaponry Inc. ("IWI"), Trident Technologies Inc., Griffon U.S.A and Unertl Optical Company, Inc. The IWI manufacturing facility in Santa Ana, CA will be absorbed into the new Property. Hallmark Human Resources will also be based at the Belknap facility.

The building is fully improved concrete block Tiltwall construction with air conditioning, fire sprinklers, 2 dock high doors, heavy power, 191 car parks, and alarm system. The property will expand the Company's production capacity by an estimated 300%. Staffing will be increased over the next 90 days from 45 current employees to approximately 60. The Company will hire 12 new machinists to operate its 12 computer numerically controlled ("CNC") machines to meet production orders. The remaining three new employees will be added to the Shipping/Receiving Department and Accounting.

The total purchase price is $850,152.20 which will be financed by the Company securing a variable rate loan from Chase Manhattan Bank. The Company has paid $40,000 to date subject to zoning approval and financing. The purchase contract was finalized on January 11, 2001. Financing was completed on February 9, 2001.

Haltom City is proximate to north east Fort Worth, TX with access via highway 121 at the junction of Haltom Road. The property is at the corner of Belknap Street and Haltom Road. The Company will occupy the new property March 1, 2001.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned here unto duly Authorized.


                                          21st CENTURY TECHNOLOGIES, INC.

February 26, 2001                         By: /s/ KENNETH E. WILSON
                                                  Kenneth E. Wilson
                                                  Chairman